                                                                       EXHIBIT 9

                                   SCHEDULE A
                           VOLUNTARY POOLING AGREEMENT


                  THIS AGREEMENT is dated for reference the 11th day of December, 1998.

BETWEEN:

                  THE UNDERSIGNED SHAREHOLDERS OF WELCOMETO SEARCH ENGINE, INC.

                  (collectively referred to as the "Shareholders" and individually as "Shareholder")

                                                               OF THE FIRST PART

AND:

                  WELCOMETO SEARCH ENGINE, INC., a Florida company having an office at Suite 1000 - 355 Burrard Street, Vancouver, British Columbia, V6C 2G8

                  (hereinafter called the "Company")

                                                              OF THE SECOND PART

AND:

                  RUSSELL & DUMOULIN, Barristers & Solicitors of 2100 - 1075 West Georgia Street, Vancouver, B.C., V6E 3G2

                  (hereinafter called the "Trustee")

                                                               OF THE THIRD PART



                  WHEREAS the Shareholders are desirous of placing in Pool certain shares held by them, being in respect of each of the Shareholders the number of shares set opposite its name in Schedule "A" to this Agreement (the "Shares"), upon and subject to the terms and conditions hereinafter more particularly set out;

                  NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and in consideration of the sum of Ten Dollars ($10.00) now paid by the parties hereto, each to the other, (the receipt whereof is hereby acknowledged) and in further consideration of the mutual covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.       DEPOSIT OF SHARES

The Shareholders hereby agree each with the other and with the Trustee, that they will respectively deliver or cause to be delivered to the Trustee a certificate or certificates for their Shares in the Company as set out in Schedule "A" to be held by the Trustee and released pursuant to the provisions of section 2 of this Agreement.

2.       RELEASE OF SHARES

The parties hereto agree, each with the other and with the Trustee, that 750,000 of the 1,000,000 Shares (the "Incentive Shares") will be held by the Trustee and will be used for the benefit of the Company to attract qualified individuals who will be employed as employees of the Company or who will serve in a management or consulting capacity with the Company, and who, in the case of individuals who are serving in a management or consulting capacity, will fall within the definition of "consultant" contained in B.C. Securities Commission BOR #96/15. The remaining 250,000 Shares (the "Non-Incentive Shares") shall be held in pool but shall not be available to attract qualified individuals for the Company.

While the Incentive Shares remain subject to the terms of this Agreement, Trent Jordan on behalf of the Shareholders, and the Company on its own behalf, will each suggest individuals who may be of assistance in advancing the Company's business and who the Company may wish to hire or retain as employees or consultants. The Incentive Shares shall be used solely as an incentive to attract such individuals. The Incentive Shares may only be transferred to such individuals as are mutually agreed upon by Trent Jordan and the Company, in such amounts and at prices as are mutually agreeable to Trent Jordan and the Company, provided that any such transfer shall be in compliance with all applicable securities laws and will only take place with the written consent of the Company and Trent Jordan. Any Incentive Shares transferred to such an individual shall be transferred from the Shareholders pro rata and shall be released from pool on the completion of the transfer. Any amount paid for the Incentive Shares shall be paid to the Shareholders pro rata.

The Non-Incentive Shares shall be held in pool and be subject to the terms of this Agreement for a period of one year from the date of this Agreement. At the end of that one year period the Non-Incentive Shares will be delivered to the Shareholders solicitor, Jeffs & Company, in trust for the Shareholders.

The Incentive Shares shall be held in Pool and be available to attract individuals for a period of 18 months from the date of this Agreement. At the end of the 18 month period one-half of the Incentive Shares that remain in pool and have not been transferred will be delivered to Jeffs & Company in trust for the Shareholders. The remaining one-half of the Incentive Shares that are not delivered to Jeffs & Company (the "Remaining Incentive Shares") shall remain in Pool and shall be used to attract individuals for the Company. The Company shall have the sole authority to select individuals to whom it may wish to transfer the Remaining Incentive Shares and shall have the sole authority to transfer the Remaining Incentive Shares.

3.       ALTERATIONS OF CAPITAL

The parties hereto agree that the provisions of this agreement relating to the Shares shall apply mutatis mutandis to any shares or securities into which the Shares may be converted, changed, reclassified, redivided, redesignated, subdivided or consolidated and to any shares or securities of the Company or of any successor or continuing company or corporation of the Company that may be received by the registered holder of the Shares on a reorganization, amalgamation, consolidation or merger, statutory or otherwise, including the release calculation which will be adjusted so that the proportion of the Shares available for release is unaffected by the alteration of the capital of the Company.

4.       DIVIDENDS, DISTRIBUTIONS AND VOTING OF SHARES

The Shareholders will not be entitled to receive any dividend payments or distributions of capital, if any, from the Shares while the Shares are subject to this Agreement, and may not exercise any voting rights attached to the Shares.

5.       AMENDMENT OF AGREEMENT

Schedule A to this agreement shall be amended upon a release of Shares from pool pursuant to section 2 and the Trustee shall note the amendment on the Schedule A in its possession.

6.       SCOPE OF TRUSTEE'S DUTIES AND INDEMNIFICATION OF TRUSTEE

In exercising its duties and obligations as set forth in this Agreement, the Trustee will act in good faith and with impartiality towards each of the Company and the Shareholders.

The Trustee will have no duties or obligations in respect of the Shares other than those specifically set forth herein. The Trustee will not be bound in any way by any other contract or agreement between the parties hereto whether or not the Trustee has knowledge thereof or of its terms and conditions and the Trustee's only duty, liability and responsibility shall be to hold and deal with the Shares in accordance with this Agreement. The Trustee will be entitled, unless it has knowledge to the contrary, to assume that any notice and evidence received pursuant to these instructions from either the Company or the Shareholders has been duly executed by the party by whom it purports to have been signed and the Trustee will not be obligated to enquire into the sufficiency or authority of any signatures appearing on such notice or evidence. In the event that the Trustee is given written notice of any disagreement between the Company and the

Shareholders resulting in adverse claims or demands being made in connection with the Shares or a disagreement as to the Shares to be released by the Trustee, the Trustee will not release the Shares until:

         (a) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction; or

         (b) the Company and the Shareholders give the Trustee written notice as to their agreement as to the release of the Shares.

In the event that the Trustee is given notice of any disagreement between the Company and the Shareholders resulting in adverse claims or demand being made in connection with the Shares or a disagreement as to the Shares to be released by the Trustee, the Trustee may, at its discretion, interplead the Shares by delivering the Shares to a court of competent jurisdiction.

The Company will pay the Trustee on the basis of the Trustee's hourly rates for legal services, plus taxes and disbursements, for the performance of the Trustee's duties pursuant to this Agreement.

The Company and the Shareholders, jointly and severally, release, indemnify and save harmless the Trustee from all costs, charges, claims, demands, damages, losses and expenses resulting from the Trustee's compliance in good faith with this agreement.

7.       TRUSTEE NOT OBLIGED TO DEFEND ACTIONS

It is further agreed by and between the parties hereto, and without restricting the foregoing indemnity, that in case proceedings should hereafter be taken in any Court respecting the Shares hereby pooled, the Trustee shall not be obliged to defend any such action or submit its rights to the Court until it shall have been indemnified by other good and sufficient security in addition to the indemnity hereinbefore given against costs of such proceedings.

8.       RESIGNATION OF TRUSTEE

         (a) If the Trustee wishes to resign as Trustee in respect of the Shares, the Trustee shall give notice to the Shareholders;

         (b) If the Shareholders wish the Trustee to resign as Trustee in respect of the Shares, the Shareholders shall give notice to the Trustee;

         (c) A notice referred to in subsection (a) or (b) hereof shall be in writing and delivered to the Shareholders or the Trustee at their respective addresses set out on the first page or Schedule A of this agreement, and the notice shall be deemed to have been received on the date of delivery. The Shareholders or the Trustee may change their address for notice by giving notice to the other party in accordance with this agreement;

         (d) The resignation of the Trustee shall be effective and the Trustee shall cease to be bound by this agreement on the date that is 30 days after the date of receipt of the notice referred to in subsection (a) or (b) hereof or on such other date as the Trustee and the Shareholders may agree upon.

9.       FURTHER ASSURANCES

The parties hereto shall execute and deliver any further documents and perform any acts necessary to carry out the intent of this agreement.

10.      TIME

Time is of the essence of this agreement.

11.      GOVERNING LAWS

This agreement shall be construed in accordance with and bound by the laws of British Columbia and the laws of Canada applicable in British Columbia.

12.      ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their heirs, executors, administrators, successors and permitted assigns.

13.      EXECUTION IN COUNTERPART

This Agreement may be executed in several parts in the same form and such part as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

                  IN WITNESS WHEREOF the Undersigned and the Trustee have executed these presents as and from the day and year first above written.

SIGNED, SEALED & DELIVERED by
PAMELA WILKINSON in the presence of:      )
                                          )
                                          )
----------------------------              )
Witness                                   )
                                          )     ----------------------------
----------------------------              )     PAMELA WILKINSON
Name                                      )
                                          )
----------------------------              )
Address                                   )

SIGNED, SEALED & DELIVERED by
MATTHEW EMERY in the presence of:    )
                                     )
                                     )
----------------------------         )
Witness                              )
                                     )     ----------------------------
----------------------------         )     MATTHEW EMERY
Name                                 )
                                     )
----------------------------         )
Address                              )



WELCOMETO SEARCH ENGINE, INC.


Per:
    ------------------------
      Authorized Signatory



RUSSELL & DUMOULIN


Per:
     ------------------------
      Authorized Signatory

                                  SCHEDULE "A"
      TO A VOLUNTARY POOLING AGREEMENT DATED THE 11TH DAY OF DECEMBER, 1998


                                                Number of Class "A"
Name of Shareholder                             Common Shares held
-------------------                             -------------------
Pamela Wilkinson                                800,000
Name (please print)

9152 Balmoral Mewes Square
Windermere, Florida
--------------------------
Address


Matthew Emery                                   200,000
--------------------------
Name (please print)

702 - 930 Cambie Street
Vancouver, B.C.  V6B 5X6
--------------------------
Address


                                                -------------------
TOTAL                                           1,000,000